Exhibit 107

Calculation of Filing Fee Tables

Form S-1

CinCor Pharma, Inc.

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, $0.00001 par value per share(3)(4)	457(o)	—	—	$247,365,000	.0000927	$22,931

Fees to be Paid	Equity	Pre-funded warrants to purchase common stock(4)	Other	—	—	—	—	—

Fees to be Paid	Equity	Common stock issuable upon exercise of pre-funded warrants(4)	457(o)	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	$247,365,000	—	$22,931

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$22,931

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.
(2)

Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of additional securities that may from time to time be offered or issued to prevent dilution as a result of share splits, share dividends, dividends or other distributions, reclassifications, or similar transactions.

(3)	Includes shares of common stock that the underwriters have the option to purchase.
(4)

The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the common stock issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $247,365,000 (including the underwriters’ option to purchase additional shares of common stock).